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Exhibit 21.1

LIST OF SUBSIDIARIES OF
CVR ENERGY, INC.*

        The following is a list of all subsidiaries of CVR Energy, Inc. and their jurisdiction of organization.

Entity	Jurisdiction
Coffeyville Refining & Marketing Holdings, Inc.	Delaware
Coffeyville Refining & Marketing, Inc.	Delaware
Coffeyville Nitrogen Fertilizers, Inc.	Delaware
Coffeyville Crude Transportation, Inc.	Delaware
Coffeyville Terminal, Inc.	Delaware
Coffeyville Pipeline, Inc.	Delaware
CL JV Holdings, LLC	Delaware
Coffeyville Resources, LLC	Delaware
Coffeyville Resources Refining & Marketing, LLC	Delaware
Coffeyville Resources Crude Transportation, LLC	Delaware
Coffeyville Resources Terminal, LLC	Delaware
Coffeyville Resources Pipeline, LLC	Delaware
CVR GP, LLC	Delaware
CVR Partners, LP	Delaware
Coffeyville Resources Nitrogen Fertilizers, LLC	Delaware
Coffeyville Finance Inc.	Delaware
Wynnewood Energy Company, LLC	Delaware
Wynnewood Refining Company, LLC	Delaware
CVR Refining Holdings, LLC	Delaware
CVR Refining Holdings Sub, LLC	Delaware
CVR Refining, LLC	Delaware
Wynnewood Insurance Corporation	Hawaii
CVR Refining, LP	Delaware
CVR Refining GP, LLC	Delaware

*
Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of CVR Energy, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF CVR ENERGY, INC.